July 6, 2006

Mail Stop 4561

By U.S. Mail and facsimile to 011-81-3-5419-5901

Shunsuke Takeda
Vice Chairman and Chief Financial Officer
ORIX Corporation
Mita NN Bldg, 4-1-23 Shiba, Minato-Ku
Tokyo, 108-0014, Japan


Re:	ORIX Corporation
	Form 20-F filed July 15, 2005
	File No. 001-14856

Dear Mr. Takeda:

      We have completed our review of your Form 20-F for the fiscal year ended March 31, 2005 and related filings and have no further comments at this time.


						Sincerely,



						Donald A. Walker
						Senior Assistant Chief Accountant
Shunsuke Takeda
ORIX Corporation
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